SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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aaiPharma Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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aaiPharma Inc.
2320 Scientific Park Drive
Wilmington, North Carolina 28405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held December 15, 2004

To our stockholders:

     The annual meeting of stockholders of aaiPharma Inc., a Delaware corporation (the “company”), will be held on Wednesday, December 15, 2004 at 10:00 a.m., North Carolina time, at the Company’s corporate office, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405. The purpose of the meeting is:

1.	To elect three directors to serve for three-year terms and until their successors are elected and qualified;

2.	To approve an Amendment to the 1997 Stock Option Plan authorizing the issuance of options to purchase an additional 1,500,000 shares of Company common stock;

3.	To ratify and approve the appointment of Ernst & Young LLP as the independent public accountants for the Company for the fiscal year ending December 31, 2004; and

4.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The record date for the determination of the stockholders entitled to vote at the Annual Meeting or at any adjournment thereof is the close of business October 29, 2004.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors,

Albert N. Cavagnaro
Secretary

Wilmington, North Carolina
November 10, 2004

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND RETURN
THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

aaiPharma Inc.
2320 Scientific Park Drive
Wilmington, North Carolina 28405

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

November 10, 2004

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of aaiPharma Inc. (the “Company”) for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, December 15, 2004 at 10:00 a.m., North Carolina time, at the corporate office of the Company, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

     This Proxy Statement, the form of proxy enclosed, and the Company’s 2003 Annual Report on Form 10-K are being mailed to stockholders commencing on or about November 20, 2004. The Annual Report does not constitute “soliciting material” and is not to be deemed “filed” with the Securities and Exchange Commission. The Company will pay the costs of preparing this proxy statement and of soliciting proxies in the enclosed form. Our employees may solicit proxies, either personally, by letter or by telephone. Our employees will not be specifically compensated for these services.

VOTING RIGHTS AND PROCEDURES

     Only stockholders of record of the common stock of the Company at the close of business on October 29, 2004 will be entitled to vote at the Annual Meeting. As of that date, a total of 28,585,582 shares of the Company’s common stock (“Common Stock”) were outstanding, each share being entitled to one vote. There is no cumulative voting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to any or all of the nominees for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee or nominees. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

     Shares of the Company’s Common Stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for the approval of the amendment to the 1997 Stock Option Plan authorizing the issuance of options to purchase an additional 1,500,000 shares of Common Stock, and for the ratification and approval of Ernst & Young LLP as the Company’s independent public accountants for the year ending December 31, 2004. Management of the Company is not aware of any matters to be acted upon at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy’s authority or a duly elected proxy bearing a later date.

     Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. The ratification of independent auditors, approval of the amendment to the 1997 Stock Option Plan and any other business coming before the meeting, requires the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On such matters, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on votes on these matters.

ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors. Pursuant to the Company’s Bylaws, the Board of Directors has set the size of the Board of Directors at ten effective upon the commencement of the Annual Meeting. The Board of Directors is classified, with the directors serving staggered three-year terms. Three directors have been nominated for election to the Company’s Board of Directors at the Annual Meeting to hold office until the meeting of stockholders in year 2007 and until their successors have been duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy may not be voted for more than three directors. The nominees for director have indicated their willingness to serve, but in case they are not candidates at the Annual Meeting, the person named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as director if elected. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting once a quorum is in place is necessary to elect the nominees for director. The Nominating Committee and the Board of Directors recommends a vote FOR the election of the nominees for director. Information concerning the nominees for director and for each director whose term will continue after the Annual Meeting is set forth below.

NOMINEES FOR DIRECTOR
TERM TO EXPIRE 2007

     Ludo Reynders, Ph.D. (age 51) joined the Company in September 2004 as the Chief Executive Officer and President. Prior to joining the Company, Dr. Reynders served from 2003-September 2004 as managing member of Bronzewood LLC, a private company focused on improving productivity in drug development. Dr. Reynders was managing director of the PharmaBio group of Quintiles Transnational Corporation from 2002-2003. Dr. Reynders also held the position of Chief Executive Officer of Quintiles’ Clinical Development Services and Product Development Services groups from 2000 – 2002 and 1996 – 2000, respectively. He began his career with Quintiles in 1988.

     James G. Martin, Ph.D. (age 68) joined the Company’s Board of Directors in 1999 and was elected Chairman of the Board in September 2004. Dr. Martin has served since 1995 as Corporate Vice President and since 1993 as Chairman of the Research Development Board of Carolinas HealthCare System, a regional healthcare system. Prior to joining Carolinas HealthCare, Dr. Martin served as Governor of the State of North Carolina from 1984 to 1992. Dr. Martin also serves as a director of Duke Energy Corporation, Palomar Medical Technologies, Inc., and Family Dollar Stores, Inc.

     Kurt M. Landgraf (age 58) joined the Company’s Board of Directors in 2001. Mr. Landgraf has served since August 2000 as the President and Chief Executive Officer of the Educational and Testing Service in Princeton, New Jersey, the world’s largest private educational testing and measurement organization. He served in various positions at E.I. Dupont de Nemours Company and its affiliates from 1980 until 2000, including Chairman and Chief Executive Officer of Dupont Pharmaceuticals Company from January 2000 to May 2000, Executive Vice President and Chief Operating Officer from April 1998 to August 2000, Executive Vice President from November 1997 to April 1998, and Chief Financial Officer from December 1996 to October 1997 of E.I. Dupont de Nemours and Company. Mr. Landgraf serves as director of IKON Office Solutions, Inc. and NDC Health Corporation.

TERM TO EXPIRE 2006

     John E. Avery, (age 75) joined the Company’s Board of Directors in 2000. Mr. Avery is a retired senior executive of Johnson & Johnson, a leading multinational healthcare products company, having served as Company Group Chairman of all operations in Latin America and the Caribbean. Mr. Avery served from 1993 to 1996 as Chairman of each of the Americas Society and the Council of the Americas, each a non-profit organization.

     Frederick D. Sancilio, Ph.D. (age 54) is a director and served as Executive Chairman of the Board of Directors from July 2002 to September 2004. Dr. Sancilio also served as Chief Executive Officer from 1979 to July 2002 and March 2004 to September 2004 and as Chief Scientific Officer of the Company from July 2002 to September 2004. With more than 25 years experience in the pharmaceutical industry, Dr. Sancilio worked with Burroughs-Wellcome Co., Schering-Plough Corporation, and Hoffmann-LaRoche, Inc. before founding the Company in 1979.

     William H. Underwood (age 56) is Executive Vice President, Corporate Development of the Company, and has served as Chief Operating Officer from 1995 to 1997, as Executive Vice President since 1992, as Vice President from 1986 to 1992, and as a director since 1996. He has held positions in the pharmaceutical and cosmetic industries for more than 17 years, in positions including Director of Quality Assurance and Director of Manufacturing at Mary Kay Cosmetics, Inc. and Group Leader of Bacteriological Quality Control at Burroughs-Wellcome Co.

     Robert J. Brown (age 69) was elected by the Board of Directors to fill a vacancy effective upon the commencement of the Annual Meeting. Mr. Brown founded B&C Associates, Inc., High Point, North Carolina, in 1960, served as its President from 1960 until 1968 and has been its Chairman and CEO since 1973. He is a director of Wachovia Corporation, Sonoco Products Company, Duke Energy Corp. and AutoNation, Inc.

TERM TO EXPIRE 2005

     Joseph H. Gleberman (age 46) joined the Company’s Board of Directors in 1995. Mr. Gleberman has been employed by Goldman, Sachs & Co., an investment-banking firm, since 1982 and has been a Partner of Goldman, Sachs & Co. since 1990 and as Managing Director since 1996. Mr. Gleberman serves as a director of Berry Plastics Corporation, IPC Acquisition Corp. and MCG Capital Corporation. Pursuant to a stockholders’ agreement entered into in connection with a 1995 investment in the Company, certain Goldman Sachs investment partnerships have the right to designate one member of the Company’s Board of Directors for as long as the investment partnerships collectively own at least 10% of the Company’s outstanding Common Stock. Mr. Gleberman is their designee.

     Richard G. Morrison, Ph.D. (age 68) joined the Company’s Board of Directors in 1999. Prior to his retirement in May 2001, Dr. Morrison was an Adjunct Professor of Business at the Cameron School of Business, University of North Carolina at Wilmington for over six years. Dr. Morrison also has more than 30 years of pharmaceutical industry experience, recently acting as a private consultant for medium-sized international pharmaceutical businesses, and having served as General Manager and President of Eli Lilly’s operations in Venezuela, Mexico and Brazil.

     Timothy R. Wright (age 46) joined the Company in April 2004 as President of the Pharmaceuticals Division and has served as a director since April 2004. Prior to joining the Company, Mr. Wright served as the President, Global Commercial Operations for Elan Bio-pharmaceuticals from February 2001 to December 2003, as well a member of Elan Pharmaceuticals, Inc. Prior to working with Elan, Mr. Wright served as a Senior Vice President of Healthcare Product Services with Cardinal Health, Inc. from May 1999 to January 2001. Mr. Wright also held senior management positions with DuPont Merck Pharmaceutical Company from 1984 to 1999.

     On November 5, 2004, James L. Waters resigned as a director of the Company. In his letter of resignation, Mr. Waters indicated that he was resigning “at this time so I can inform the shareholders of [the Company] in the 2004 proxy statement of my disapproval of the [board’s] nominating committee’s actions” and that he was resigning “because Fred Sancilio has apparently controlled the [board] nominating committee members so that they are not recommending me for continued service [on the Company’s] board.” Mr. Waters’s letter further states that “[b]efore Sancilio resigned as chairman, he appointed a [board] nominating committee” and that Mr. Waters “believe[s] that this nominating committee is not recommending me for continued service as a director because of Sancilio’s desire to remove me and because of my recent efforts made on behalf of the shareholders to protect the interests of [the Company].” A copy of Mr. Waters resignation letter was submitted as Exhibit 17.1 to the Current Report on Form 8-K filed by the Company on November 11, 2004.

     The Company’s Nominating Committee is comprised of John E. Avery, Kurt M. Landgraf, James G. Martin and Richard G. Morrison, each of whom is an independent director within the meaning of applicable rules of the Nasdaq Stock Market and who constitute all of the members of the board who are neither employees of the Company nor affiliates of the Company by virtue of stock ownership. Mr. Avery is a retired senior executive of Johnson & Johnson, a leading multinational healthcare products company, having served as Company Group Chairman of all operations in Latin America and the Caribbean. Dr. Landgraf is the President and Chief Executive Officer of the Educational and Testing Service in Princeton, New

Jersey, the world’s largest private educational testing and measurement organization. Dr. Martin has served since 1995 as Corporate Vice President of Carolinas HealthCare System, a regional healthcare system, and before that served as Governor of the State of North Carolina from 1984 to 1992. Prior to his retirement in 2001, Dr. Morrison was an adjunct Professor of Business at the Cameron School of Business, University of North Carolina at Wilmington for six years, having served in various positions in the pharmaceutical industry for 30 years before that, including executive positions at Eli Lilly and Company.

     The members of the Nominating Committee were appointed at a telephonic meeting of the board of directors held on September 10, 2004, upon the unanimous vote of all directors present, with the only directors absent from the meeting at the time of the vote being Mr. Waters and John M. Ryan, who was absent due to health reasons. Prior to November 5, 2004, Dr. Martin had advised Mr. Waters that the Nominating Committee did not intend to recommend that he be nominated for re-election to the Company’s board of directors at the Company’s 2004 annual meeting of stockholders to be held in December 2004. Mr. Waters has asserted that he has not been informed of the reasons for the Nominating Committee’s decision not to recommend that he be nominated for reelection. The Nominating Committee disagrees with the statements made by Mr. Waters in his resignation letter regarding the Nominating Committee’s independence, its process and its reasons for deciding not to recommend that he be nominated for re-election.

     Frederick D. Sancilio ceased to serve as the Company’s Executive Chairman, Chief Executive Officer and Chief Scientific Officer on September 27, 2004. He continues to serve as a director of the Company. Dr. Sancilio does not serve, and has not served, on the Nominating Committee.

     At the time of his resignation, Mr. Waters did not serve on any committees of the board of directors, other than the special committee of all non-employee directors established by the board of directors on February 27, 2004 to conduct an inquiry into unusual sales in certain of the Company’s product lines and related matters. As a result of ownership by Mr. Waters and his family in excess of ten percent of the Company’s common stock, Mr. Waters was deemed to be an affiliate of the Company and was thus ineligible to serve on committees with respect to which applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission precluded service by affiliates.

Information About the Board of Directors and its Committees

     The Board of Directors has an Audit Committee consisting of Mr. Landgraf and Drs. Martin and Morrison, a Compensation Committee consisting of Mr. Avery, Mr. Landgraf and Dr. Martin, and an Executive and Corporate Governance Committee consisting of Drs. Martin and Morrison, Mr. Landgraf and Mr. Avery. The Company also has a Nominating Committee consisting of Dr. Martin, Dr. Morrison, Mr. Landgraf and Mr. Avery.

     The Audit Committee’s function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met nine (9) times during the fiscal year ended December 31, 2003. A copy of the Audit Committee charter is attached hereto as Annex A. The Compensation Committee’s function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors and to administer the Company’s stock option plans. The Compensation Committee met one (1) time during the 2003 fiscal year. The Board of Directors established a Nominating Committee in 2004. The Nominating Committee reviews the qualifications of prospective Board members, as well as a periodic assessment of the qualifications and performance of current Board members and makes recommendations to the Board of Directors. Each member of the Nominating Committee is independent as defined in Rule 4200 (a)(15) of the NASDAQ Stock Market Listing Standards. A copy of the Nominating Committee charter is attached hereto as Annex B. The Executive and Corporate Governance Committee provides guidance and advice to senior management on strategic issues facing the Company and met five (5) times during the fiscal year ended December 31, 2003.

     Each of the members of the Audit Committee, the Compensation Committee and the Nominating Committee are independent directors under the applicable rules of the NASDAQ Stock Market. Copies of the charters of the Audit Committee and Nominating Committee may be accessed through the Company’s Internet website found at http//www.aaipharma.com.

     During the 2003 fiscal year, the Board of Directors held nine (9) meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served during the period he was a member of the Board of Directors or such committee.

Compensation of Directors

     All non-employee directors receive $3,000 per meeting for attending in person meetings of the Board of Directors and meetings of Board committees not held in connection with a regular Board meeting. Non-employee directors also receive $1,000 for participating in a telephonic meeting of the Board of Directors lasting longer than one hour and $500 for Board committee telephonic meetings. In addition, non-employee directors who serve on the Audit and the Executive and Corporate Governance Committees receive an annual retainer of $15,000 and $10,000, respectively. Each non-employee chair of the Audit, the Executive and Corporate Governance and the Compensation Committees receives an annual retainer of $30,000, $15,000 and $10,000, respectively. Directors are also reimbursed for expenses incurred in connection with attending meetings.

Nomination of Directors

     The Nominating Committee reviews each nominee for director based on the needs of the Company at that particular time. The Nominating Committee assesses the potential contribution each nominee may bring to the Board in the overall pursuit of serving the long-term interests of the stockholders. Factors such as industry experience, breadth of managerial competence and an ability to work with other directors are considered by the Nominating Committee, as well as complementary skills and background to provide a diverse set of viewpoints. The integrity and character of each nominee is reviewed as well. The Nominating Committee develops a list of potential director nominees for consideration and includes director nominees submitted by stockholders in according with the procedures in the following paragraph.

     The Company’s bylaws permit any stockholder of record to nominate directors. A stockholder must give notice of their intent to make nominations not more than 120 days in advance of the anniversary date of the Company’s proxy statement for the previous year’s annual meeting. If the election is to be held at a special meeting of stockholders called to elect directors, notice must be received by the tenth day following the date on which notice of the special meeting is first given to stockholders. The notice must include the following: (1) The stockholder’s name and address as they appear, if so appearing, on the Company’s books; (2) the class and number of shares of the Company which the stockholder beneficially owns; (3) a representation that the stockholder is a stockholder of record of the Company entitled to vote at the meeting and intends to appear in person or by proxy to nominate the persons specified in the notice; and (4) a description of interests all stockholder has in the nomination of each proposed nominee.

     No stockholder has properly nominated anyone for election as a director at the Annual Meeting.

     Stockholders may send any communications regarding company business to the Board of Directors or any individual director in care of the Secretary of the Company at our principal executive offices located at 2320 Scientific Park Drive, Wilmington, North Carolina 28405. The Secretary will forward all such communications to the addressee.

     The Company does not have a policy with respect to attendance of members of the Board of Directors at the annual meeting of stockholders. Historically, few, if any, stockholders have attended the Company’s annual meeting of stockholders other than stockholders who are also officers or employees of the Company. At the annual meeting of stockholders held in 2003, two members of the Board of Directors, who are also officers of the Company, attended the annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, as well as any holders of more than 10% of the Company’s Common Stock, to file with the Securities Exchange Commission certain reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended December 31, 2003, all officers and directors complied with all applicable Section 16(a) filing requirements.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to aaiPharma with respect to beneficial ownership of aaiPharma’s common stock as of November 1, 2004 by (i) each stockholder known by aaiPharma to be the beneficial owner of more than 5% of aaiPharma’s common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group.

	Number of Shares
	Beneficially Owned	Percent of
Name of Beneficial Owner	(1)	Shares (2)
Frederick D. Sancilio, Ph.D. (3)(4)	6,123,167	21.4%
Brown Capital Management, Inc. (5)	4,495,150	15.7%
The Goldman Sachs Group, Inc. (6)	3,415,249	11.9%
James Waters (7)	3,341,244	11.7%
Arnold H. Snider (8)	1,780,000	6.2%
Royce Associates, LLC (9)	1,440,600	5.0%
John E. Avery	169,985	*
Joseph H. Gleberman (10)	19,985	*
Kurt M. Landgraf	161,985	*
James G. Martin, Ph.D.	130,734	*
Richard Morrison, Ph.D.	122,484	*
Timothy Wright	0	—
Robert J. Brown	0	—
William H. Underwood (11)	305,259	1.1%
Phillip S. Tabbiner, D.B.A.	286,629	1.0%
Gregory S. Bentley	183,612	*
William L. Ginna, Jr.	217,526	*
David M. Hurley	0	—
Vijay Aggarwal	0	—
All executive officers and directors as a group (15 persons)	10,618,267	35.4%

*	Less than 1%

(1)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Information in the table reflects options granted under aaiPharma’s 1995 Stock Option Plan, 1996 Stock Option Plan, 1997 Stock Option Plan and the 2000 Non-Employee Director Stock Option Plan to the extent such options are or become exercisable within 60 days. Accordingly, the totals for the following executive officers and directors and all executive officers and directors as a group includes the following shares represented by options: Mr. Underwood, 178,163 shares; Dr. Martin, 128,484 shares; Dr. Morrison, 122,484 shares; Mr. Wright, 0 shares; Mr. Gleberman, 19,985 shares; Mr. Bentley, 164,112 shares; Dr. Sancilio, 0 shares; Mr. Waters, 19,985 shares; Mr. Avery, 139,985 shares; Mr. Landgraf, 159,985 shares; Mr. Ginna, 217,526 shares; Mr. Hurley, 0 shares; Dr. Aggarwal, 0 shares; Dr. Tabbiner, 245,376 shares; and all executive officers and directors as a group, 1,551,085 shares.

(2)	These calculations are based on an aggregate of 28,585,582 shares issued and outstanding as of November 1, 2004. Options to purchase shares held by a person that are exercisable or become exercisable within the 60-day period after November 1, 2004 are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(3)	Dr. Sancilio’s address is 5395 Pennock Point Road, Jupiter, Florida 33458.

(4)	Includes 2,325 shares owned by Dr. Sancilio’s children.

(5)	Based on the Schedule 13G/A filed by Brown Capital Management, Inc. with the SEC on February 11, 2004. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202. This Schedule 13G/A indicates that Brown Capital Management, Inc. has sole dispositive power for 4,495,150 shares and sole voting power for 2,516,145 shares.

(6)	Goldman, Sachs & Co. is a wholly-owned, direct and indirect, subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs, an NASD member, is an investment banking firm that regularly performs services such as acting as a financial advisor and serving as principal or agent in the purchase and sale of securities. The Goldman Sachs Group and Goldman, Sachs may be deemed to own beneficially and indirectly in the aggregate 3,415,249 shares of aaiPharma’s common stock through certain investment partnerships of which affiliates of Goldman, Sachs and The Goldman Sachs Group are the general partner, managing general partner or managing partner. Each investment partnership shares voting and dispositive power with respect to its shares with The Goldman Sachs Group, Goldman, Sachs and certain of their affiliates. Goldman, Sachs is the investment manager of one or more of the investment partnerships. The address of Goldman, Sachs is 85 Broad Street, New York, New York 10004.

(7)	Includes 659,207 shares of common stock beneficially owned by Mr. Waters’ spouse and 46,275 shares owned by the Waters Foundation. Mr. Waters’ address is 260 Cedar Hill Street, Marlborough, MA 01752-3017

(8)	Based on the Schedule 13G filed with the SEC on February 20, 2004 by Arnold H. Snider, Deerfield Capital, L.P., Deerfield Partners LP, Deerfield Management Company and Deerfield International Limited. Mr. Snider’s address is 780 Third Avenue, 37th Floor, New York, NY 10017. This Schedule 13G indicates that Mr. Snider has shared dispositive power for 1,780,000 shares and shared voting power for 1,780,000 shares.

(9)	Based on Schedule 13G filed by Royce & Associates, LLC with the Securities and Exchange Commission dated January 31, 2003. The address of Royce & Associates, LLC is 1414 Avenue of Americas, New York, NY 10019. This Schedule 13G indicates that Royce & Associates, LLC has sole dispositive power for 1,440,600 shares and sole voting power for 1,440,600 shares.

(10)	Mr. Gleberman, a managing director of Goldman, Sachs, disclaims beneficial ownership of the 3,415,249 shares that may be deemed beneficially owned by The Goldman Sachs Group as described in note (6) above. Mr. Gleberman, a managing director of GS, disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any.

(11)	Includes 1,387 shares owned by Mr. Underwood’s children.

Executive Officers

     Ludo Reynders, Ph.D. joined the Company in September 2004 as the Chief Executive Officer and President. Prior to joining the Company, Dr. Reynders served from 2003-September 2004 as managing member of Bronzewood LLC, a private company focused on improving productivity in drug development. Dr. Reynders was managing director of the PharmaBio group of Quintiles Transnational Corporation from 2002-2003. Dr. Reynders also held the position of Chief Executive Officer of Quintiles’ Clinical Development Services and Product Development Services groups from 2000 – 2002 and 1996 – 2000, respectively. He began his career with Quintiles in 1988.

     Timothy R. Wright joined the Company in April 2004 as President of the Pharmaceuticals Division. Prior to joining the Company, Mr. Wright served as the President, Global Commercial Operations for Elan Bio-pharmaceuticals from February 2001 to December 2003, as well a member of Elan Pharmaceuticals, Inc. Prior to Elan, Mr. Wright served as a Senior Vice President of Healthcare Product Services with Cardinal Health, Inc. from May 1999 to January 2001. Mr. Wright also held senior management positions with DuPont Merck Pharmaceutical Company from 1984 to 1999.

     Michael W. George joined the Company as Chief Administrative Officer and Executive Vice President in July 2004. Prior to joining aaiPharma, Mr. George was President and Chief Executive Officer of Michael George and Associates, a pharmaceutical oriented consulting firm, from April 2002 to July 2004. Mr. George was also President, North America for Elan Pharmaceuticals from November 2001 to April 2002 and President and Chief Executive Officer of UROCOR INC., a company that specializes in oncology products and services, from August 1998 to November 2001.

     Gregory F. Rayburn joined the Company as interim Chief Operating Officer in March 2004. Mr. Rayburn is also a senior managing director and the Interim Management practice leader with FTI Consulting, a leading provider of turnaround, performance improvement, financial and operational restructuring services. Mr. Rayburn provides services to us through a contract between the Company and FTI Consulting. Mr. Rayburn joined FTI Consulting in 2003. Prior to FTI Consulting, Mr. Rayburn served a principal with AlixPartners from 2000 to 2003. While at AlixPartners, Mr. Rayburn served as the Chief

Restructuring Officer of WorldCom. Prior to AlixPartners, Mr. Rayburn served from 1998 to 2000 as the president of The Capstone Group LLC, a private investment partnership. Prior to Capstone Mr. Rayburn was a partner in the Corporate Recovery Services Group of Arthur Andersen LLP.

     Gina Gutzeit became the Company’s interim Chief Financial Officer in May 2004. Ms. Gutzeit is a senior managing director in FTI Consulting’s Corporate Finance/Restructuring practice. FTI Consulting is a leading provider of turnaround, performance improvement, financial and operational restructuring services. Ms. Gutzeit has been a senior managing director since September 2002. Prior to September 2002, Ms. Gutzeit was a partner with PricewaterhouseCoopers LLP in the Business Recovery Services group. The Business Recovery Services group was acquired by FTI Consulting on August 30, 2002. She joined PricewaterhouseCoopers in 1996.

     William H. Underwood is a Director and Executive Vice President — Corporate Development of aaiPharma. He has served as a Director since 1996, as Chief Operating Officer from 1995 to 1997, as Executive Vice President since 1992, and as Vice President from 1986 to 1992. Mr. Underwood held various positions in the pharmaceutical and cosmetic industries prior to joining aaiPharma in 1986, including Director of Quality Assurance and Director of Manufacturing at Mary Kay Cosmetics, Inc. and Group Leader of Bacteriological Quality Control at Burroughs-Wellcome Co.

     Gregory S. Bentley has served as Executive Vice President and General Counsel of aaiPharma since June 1999. Mr. Bentley served as Secretary of aaiPharma from June 1999 to April 2002. Prior to joining aaiPharma, Mr. Bentley served from 1994 to 1999 as Vice President, Regulatory and Quality for Siemens Medical Systems, Inc., a leading medical device company and a subsidiary of Siemens Corporation. Prior to joining Siemens Corporation as Associate General Counsel in 1986, Mr. Bentley practiced law with the law firm of Shearman & Sterling in New York.

     John Harrington joined the Company in July 2004 as Executive Vice President of Human Resources. Mr. Harrington had served as Senior Vice President of Human Resources for Quintiles Transnational Corporation from January 2000 through March 2004 and head of Worldwide Human Resources from 1997 through December 1999. Mr. Harrington began his career at Quintiles was European Director of HR for Syntex, a Palo Alto based pharmaceutical company subsequently acquired by Quintiles. Prior to joining the pharmaceutical industry, Mr. Harrington held a number of increasingly senior HR posts with British Petroleum over a 20-year period.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities in 2003 by: (i) the Company’s chief executive officer and (ii) the Company’s next four most highly compensated employees who were serving as executive officers on December 31, 2003 (collectively, the “Named Executive Officers”):

Summary Compensation Table

Annual Compensation	Long Term Compensation Awards
Securities
Name and	Other Annual	Restricted Stock	Underlying	All Other
Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Compensation	Awards (#)	Options/SARs (#)	Compensation($)
Frederick D. Sancilio, PhD (3)	2003	438,193	100,000	73,125	(4)	0	0	0
Former Executive Chairman	2002	407,115	427,000	58,499	(5)	0	82,500	0
and Chief Scientific Officer	2001	400,000	0	(6)	0	67,500	0

Philip S. Tabbiner, D.B.A. (7)	2003	527,500	26,375	0	329,500	3,000
Former President &	2002	397,942	360,500	(6)	37,500	168,000	0
Chief Executive Officer	2001	285,000	0	(6)	0	12,000	65,160	(8)

David M. Hurley (9)	2003	374,063	18,703	(6)	0	142,750	766
Former Executive Vice President	2002	309,615	161,000	(6)	0	300,000	0
2001	—	—	—	—	—	—
William L. Ginna, Jr. (10)	2003	274,301	13,175	(6)	0	157,750	3,000
Former Executive Vice President	2002	260,000	197,300	30,000	(11)	0	187,500	3,000
& Chief Financial Officer	2001	209,750	0	(6)	0	0	3,000

Gregory S. Bentley	2003	237,375	11,869	(6)	0	27,500	3,000
Executive Vice President	2002	225,000	219,250	(6)	0	75,000	3,000
& General Counsel	2001	184,750	30,000	(6)	0	0	3,000

Vijay Aggarwal, Ph.D. (12)	2003	2003	356,645	17,832	(6)	142,750	2,675
Former Executive Vice President	2002	232,212	59,875	(13)	0	0	0	0
2001	—	—	—	—	—	—

(1)	Includes salary amounts deferred pursuant to the Company’s 401(k) plan.

(2)	Includes discretionary bonuses granted in March 2002 that were paid in 2003 and 2004; performance bonuses for 2002 that were paid in 2003; bonuses paid in 2003 for regulatory approval of Company products; and one bonus deferred in 2001 and paid in 2003. Discretionary bonuses were granted in March 2002 and were payable in April 2002, unless the executive elected to defer receipt of the bonus until the future. If the deferral election was made, the executive received 100% of the bonus in January 2003 and received an additional 100% of the bonus in January 2004, unless the deferring executive voluntarily left our employment prior to the payment date. The following listed executives elected to defer the bonus payment and received the following amounts in each of 2003 and 2004, and the aggregate of the bonuses received is reflected in the executive’s 2002 bonus line: Dr. Sancilio, $140,000; Dr. Tabbiner, $99,750; Mr. Ginna, $75,250 and Mr. Bentley, $66,500. In addition, Mr. Bentley received a $30,000 bonus in 2002 and an equal amount that was deferred until 2003. Both bonus payments are reflected in Mr. Bentley’s 2002 bonus. The named executives received bonuses for 2002 performance in the following amounts, which are included in the 2002 bonus line: Dr. Sancilio, $147,000; Dr. Tabbiner, $161,000; Mr. Hurley, $161,000; Mr. Ginna, $46,800; Mr. Bentley, $56,250; and Dr. Aggarwal, $25,875. The executives also received bonuses upon the commercialization of certain products which received regulatory approval in 2003, in the following amounts: Dr. Sancilio, $100,000; Dr. Tabbiner, $26,375; Mr. Hurley, $18,703; Mr. Ginna, $13,715; Mr. Bentley, $11,869; and Dr. Aggarwal, $17,832. No bonuses were paid to executives as a result of their individual or collective performance during 2003.

(3)	Dr. Sancilio ceased to be an officer and employee of the Company on September 27, 2004.

(4)	Such amounts include $62,230 for non-business use of the Company’s aircraft and $10,895 for reimbursement for accounting fees and club memberships pursuant to Dr. Sancilio’s employment agreement with the Company.

(5)	Such amounts include $24,414 for non-business use of the Company’s aircraft and $20,946 for reimbursement for accounting fees and club memberships to Dr. Sancilio’s employment agreement with the Company.

(6)	Amounts received do not exceed the lesser of $50,000 or 10% of salary.

(7)	Dr. Tabbiner left the Company on March 29, 2004.

(8)	Relocation expense reimbursement.

(9)	Mr. Hurley commenced employment with us on February 4, 2002 and left the Company on February 13, 2004.

(10)	Mr. Ginna left the Company on May 10, 2004.

(11)	Includes reimbursement of $24,000 for a country club membership.

(12)	Dr. Aggarwal commenced employment with the Company on April 22, 2002 and left the Company on September 7, 2004.

(13)	Includes signing bonus of $34,000.

     The following table sets forth certain information with respect to options granted during 2003 to the executive officers named in the Summary Compensation Table.

Stock Option Grants in 2003

	Individual Grants				Potential Realizable Value
	Number of				at Assumed Annual Rates
	Securities	Percent of Total			of Stock Price
	Underlying	Options/SARs			Appreciation for Option
	Options	Granted to	Exercise		Term (1)
Name and	Granted	Employees in	Price	Expiration
Principal Position	(#) (2)	Fiscal Year	($/Sh)	Date	5%($)	10%($)
Frederick D. Sancilio, Ph.D.	0	—	—	—	—	—

Philip S. Tabbiner, D.B.A.	304,500	16.2%	14.65	5/30/13	2,805,452	7,109,566
	25,000	1.3%	17.98	11/20/13	282,609	716,188

David M. Hurley	117,750	6.2%	14.65	5/30/12	1,084,667	2,749,266
	25,000	1.3%	17.98	11/20/13	282,609	716,188

William L. Ginna, Jr.	132,750	7.0%	14.65	5/30/13	1,223,066	3,099,490
	25,000	1.3%	17.98	11/20/13	282,609	716,188

Gregory S. Bentley	7,500	0.4%	12.65	2/19/13	59,681	151,242
	10,000	0.5%	14.59	6/3/13	91,724	232,447
	10,000	0.5%	17.98	11/20/13	113,044	286,475

Vijay Aggarwal, Ph.D.	117,750	6.2%	14.65	5/30/13	1,084,667	2,749,266
	25,000	1.3%	17.98	11/20/13	282,609	716,188

(1)	Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth.

(2)	The options vest in one-third increments at each of the first, second, and third anniversaries of the grant date except that the options granted on May 30, 2003 vest on the seventh anniversary of the grant date, but may vest sooner in the following proportions if the closing price equals or exceeds the following targets for a period of seven consecutive days: 25%, $22.67; 50%, $34.00; 75%, $45.33; and 100%, $55.67.

     The following table sets forth certain information with respect to the number of shares underlying unexercised options and the value of unexercised options held at fiscal year end by the Named Executive Officers (no options were exercised during the year ended December 31, 2003 by the Named Executive Officers):

Aggregated 2003 Year-End Option Values

	Number of Securities Underlying	Value of Unexercised
	Unexercised Options at Fiscal	In-the-Money Options
Name and	Year-End(#)	At Fiscal Year-End($)(1)
Principal Position	Exercisable/Unexercisable	Exercisable/Unexercisable
Frederick D. Sancilio, Ph.D.	140,000 / 77,500	2,434,925 / 930, 753
Philip S. Tabbiner, D.B.A.	231,876 / 374,624	3,466,912 / 4,126,925
David M. Hurley	117,564 / 325,187	1,507,699 / 4,026,809
William L. Ginna, Jr.	197,546 / 260,206	3,226,470 / 3,048,223
Gregory S. Bentley	129,977 / 77,523	2,362,541 / 857,501
Vijay Aggarwal, Ph.D.	117,523 / 325,228	828,621 / 2,485,862

(1)	Market value of underlying securities at fiscal year end minus the exercise price of “in-the-money” options.

Employment and Compensation Agreements

     On November 17, 1995, the Company entered into an employment agreement with Dr. Frederick D. Sancilio. The employment agreement was amended in 2003 and in September 2004. The employment agreement renewed automatically for successive two-year periods unless either party notified the other party of an intention not to extend the term. Dr. Sancilio served as aaiPharma’s Executive Chairman of the Board and Chief Scientific Officer as well as Chief Executive Officer from March – September 2004. Prior to July 2002, he served as Chairman of the Board of Directors and Chief Executive Officer. The Company was required under this agreement to use best efforts to cause Dr. Sancilio to be elected to the Company’s board of directors, the boards of directors of any of affiliated corporations on which Dr. Sancilio served on November 17, 1995, and the board of directors of any majority-owned subsidiary of aaiPharma acquired after November 17, 1995.

     In July 2002, Dr. Sancilio’s salary was adjusted downward to $400,000 to reflect his new role as Executive Chairman and Chief Scientific Officer. The Board of Directors increased Dr. Sancilio’s annual salary from $400,000 to $422,000 effective January 1, 2003. Dr. Sancilio resumed his previous role as Chief Executive Officer on March 29, 2004. His salary was not adjusted to reflect his increased responsibilities. Pursuant to the employment agreement, Dr. Sancilio received a bonus when aaiPharma received certain regulatory approvals. This bonus was in the amount of $250,000 for each new drug application and $50,000 for each supplemental new drug application or abbreviated new drug application. Dr. Sancilio was awarded a bonus of $100,000 in May 2003 upon regulatory approval and commercialization of two products.

     The employment agreement permitted the Company to terminate Dr. Sancilio’s employment at any time, with or without cause. The Company terminated Dr. Sancilio’s employment under his employment agreement on September 27, 2004. Under the terms of the employment agreement, Dr. Sancilio will receive payments aggregating three times his then current annual salary plus a target bonus which equaled $422,000. Pursuant to an amendment to the employment agreement entered into in connection with the termination of Dr. Sancilio’s employment, these payments will be made in monthly installments over two years, during which time Dr. Sancilio would continue to receive his medical and life insurance benefits. The employment agreement requires Dr. Sancilio to refrain from certain activities in competition with aaiPharma for a period of two years after the termination of his employment for any reason.

     On March 29, 2004, the Company announced that Dr. Tabbiner resigned to take a consulting position with the Company. Dr. Tabbiner entered into a consulting agreement with aaiPharma for a period of fifteen months. Dr. Tabbiner agreed to provide such services as may be reasonably requested by the Company. Dr. Tabbiner is to receive $10,615 per week during the term of the agreement. The consulting agreement ends in June 2005 or earlier if it is determined that Dr. Tabbiner committed an act of willful misconduct while serving as an employee of the Company.

     On May 11, 2004, the Company’s Chief Financial Officer, William L. Ginna, Jr., left the Company. Mr. Ginna also agreed to enter into a consulting agreement, for a twelve-month period. Mr. Ginna is to receive $6,173 per week during the term of the agreement. The consulting agreement ends in May 2005 or earlier if it is determined that Mr. Ginna committed an act of willful misconduct or gross negligence in the performance of his duties as an employee of the Company.

Equity Compensation Plan Information

     The following table sets forth the aggregate number of options issued and available for issuance as of December 31, 2003 and the weighted average exercise price of the outstanding options in each case.

	Number of securities	Weighted average	Number of
	to be issued upon	exercise price of	securities
	exercise of	outstanding	remaining
	outstanding options,	options, warrants	available for
Plan Category	warrants and rights	and rights	future issuance
Equity compensation plans approved by security holders	6,426,854	$12.27	1,031,587
Equity compensation plans not approved by security holders	0	0	0
TOTAL	6,426,854	$12.27	1,031,587

REPORT OF THE COMPENSATION COMMITTEE

Compensation Policy

     The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for developing compensation policies applicable to the Company’s executive officers and administering the Company’s stock option plans. The goal of the Compensation Committee is to attract, retain and reward high-quality executives by aligning their compensation with the long-term financial health of the Company and long-term stockholder interests. The Compensation Committee is composed entirely of independent directors. The Compensation Committee’s compensation policies are intended to provide compensation competitive with other companies of similar size in the same industry.

Base Salaries

     The Compensation Committee reviews and approves the initial compensation packages of all new executives to ensure that such packages are consistent with competitive practices and level of responsibility. The Compensation Committee annually reviews each executive officer’s salary. The annual salary review is assisted by information derived from published reports on other companies in our industry. The salary analysis also contemplates the total mix of cash, bonus and equity components of compensation of each executive officer to ensure that each member of management and the Company’s long-term interests are sufficiently aligned.

Cash Bonuses

     In addition to base salary, executives and managers are eligible to receive performance-based bonuses from time to time. Bonuses are payable if certain company, regulatory, and individual performance criteria are met. The amount of the bonus and any performance criteria vary with the position and role of the individual. No performance-based cash bonuses were awarded to any of the executive officer for 2003 performance. Bonuses were paid in 2003 for regulatory approvals received in the first quarter of 2003. In addition, certain executive officers received bonus payments in 2003 for bonuses awarded in 2002.

Stock Options

     The Compensation Committee recognizes the importance of stock ownership by its senior executives and that such options are an integral component of executive compensation. The goals of the Company’s option plans are to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The opportunity for individual financial growth tied to the financial growth of the Company helps ensure that the executives’ and Company’s interests are similarly focused. The Compensation Committee periodically reviews the Plans to ensure that they are structured to reflect the benefits offered by other companies in the Company’s industry.

     The Company adopted two stock option plans in November 1995, but did not grant any options to employees until April 1996. The Company’s stockholders approved an additional Stock Option Plan in May 1997 and amended the 1997 Plan in 1998, 2000, 2001, 2002 and 2003 to increase the number of options which may be granted. The Company granted 870,250 options to the executive officers, as a group, in 2003.

Compensation Payable to the Former Executive Chairman, Chief Executive Officer and Chief Financial Officer

     Until June 2002, Dr. Sancilio served as the Company’s Chief Executive Officer. His 2002 salary was determined pursuant to a renewable three-year employment agreement with the Company dated November 17, 1995. The Company entered into the employment agreement in connection with, and as a part of, the Company’s sale of preferred stock to certain institutional investors on November 17, 1995 (the preferred stock was converted into common stock upon completion of the Company’s initial public offering in September 1996). The employment agreement was amended in 2003 and in September 2004. The Board of Directors had delegated to the Compensation Committee its authority under the agreement to set Dr. Sancilio’s base salary and determine the amount and performance criteria for the payment of bonuses. Under the employment agreement, Dr. Sancilio’s base salary was to be reviewed at least annually. The employment agreement provided that the base salary could be increased in light of Dr. Sancilio’s performance, competitive levels of compensation and other factors the Compensation Committee deemed relevant. The salary paid to Dr. Sancilio could be increased but not reduced by the board of directors without Dr. Sancilio’s approval.

     The Board of Directors increased Dr. Sancilio’s annual salary from $400,000 to $440,000 effective January 1, 2002. In July 2002, Dr. Sancilio’s salary was adjusted to $400,000 to reflect his new role as Executive Chairman and Chief Scientific Officer. Dr. Sancilio’s annual salary was increased to $422,000 effective January 1, 2003. On March 29, 2004, Dr. Sancilio resumed his previous role as Chief Executive Officer. His salary was not adjusted to reflect his increased responsibilities. Pursuant to the employment agreement, Dr. Sancilio received a bonus when aaiPharma received certain regulatory approvals. This bonus was in the amount of $250,000 for each new drug application and $50,000 for each supplemental new drug application or abbreviated new drug application. Dr. Sancilio was awarded a bonus of $100,000 in May 2003 upon regulatory approval and commercialization of two products. The employment agreement also provided for a bonus, of up to 50% of base salary, if the Company attained target performance objectives agreed upon by the Compensation Committee and Dr. Sancilio. Dr. Sancilio was awarded a bonus of $147,000 in March 2003 for 2002 performance. Under the employment agreement, Dr. Sancilio was also eligible to participate in other compensation or incentive plans in which other senior executives were eligible to participate.

     The employment agreement permitted the Company to terminate Dr. Sancilio’s employment at any time, with or without cause. The Company terminated Dr. Sancilio’s employment under his employment agreement on September 27, 2004. Under the terms of the employment agreement, Dr. Sancilio will receive payments aggregating three times his then current annual salary of $422,000, target and prorated bonuses of $578,660, and certain other benefits totaling $30,878. Pursuant to an amendment to the employment agreement entered into in connection with the termination of Dr. Sancilio’s employment, these payments will be made in monthly installments over two years. Dr. Sancilio’s employment agreement also provides for regulatory bonuses in connection with regulatory approval of products developed by the Company. The employment agreement requires Dr. Sancilio to refrain from certain activities in competition with aaiPharma for a period of two years after the termination of his employment.

     Dr. Philip S. Tabbiner was elected Chief Executive Officer effective July 1, 2002. Dr. Tabbiner’s salary was determined after a review of his accomplishments in furthering the strategic goals of the Company. Dr. Tabbiner’s base salary was set at $500,000 and increased to $527,500 effective December 23, 2002.

     On March 29, 2004, the Company announced that Dr. Tabbiner resigned to take a consulting position with the Company. Dr. Tabbiner entered into a consulting agreement with aaiPharma for a period of fifteen months. Dr. Tabbiner agreed to provide such services as may be reasonably requested by the Company. Dr. Tabbiner is to receive $10,615 per week during the term of the agreement. The consulting agreement ends in June 2005 or earlier if it is determined that Dr. Tabbiner committed an act of willful misconduct while serving as an employee of the Company.

     On May 11, 2004, the Company’s Chief Financial Officer, William L. Ginna, Jr., left the Company. Mr. Ginna also agreed to enter into a consulting agreement, for a twelve-month period. Mr. Ginna is to receive $6,173 per week during the term of the agreement. The consulting agreement ends in May 2005 or earlier if it is determined that Mr. Ginna committed an act of willful misconduct or gross negligence in the performance of his duties as an employee of the Company.

Cap on Deduction of Executive Compensation

     Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Company’s stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Compensation Committee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to senior executive officers.

Compensation Committee

John Avery
Kurt Landgraf
James G. Martin, Ph.D., Chairman

PERFORMANCE GRAPH

     The rules of the Securities and Exchange Commission require the Company to include in this Proxy Statement a line graph presentation comparing cumulative total stockholder returns for the period beginning January 1, 1999 and ending on December 31, 2003 with a published industry index or line-of-business index. The Company has selected the NASDAQ Industrial Average and a composite peer group consisting of Biovail Corp., Forest Laboratories, Inc., and Watson Pharmaceuticals, Inc. (the “Specialty Pharmaceutical Peer Group”). The graph assumes that $100 was invested on December 31, 1998 in Company stock, the index and the peer group, and the reinvestment of all dividends. The past performance of the Common Stock is not necessarily indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have certain relationships, and have engaged in transactions, with related parties. These transactions may raise conflicts of interest and, although we do not have a formal policy to address conflicts of interest, we evaluate relationships and transactions involving conflicts of interest on a case by case basis.

     In November 1995, GS Capital Partners II, L.P., G.S. Capital Partners II Offshore, L.P., Bridge Street Fund 1995, L.P., Stone Street Fund, L.P., and Goldman Sachs & Co. Verwaltungs GmbH, each an investment partnership managed by an affiliate of The Goldman Sachs Group Ltd., purchased shares of preferred stock of aaiPharma. All outstanding shares of preferred stock were converted into aaiPharma common stock in conjunction with our public offering of common stock in September 1996. These Goldman Sachs investment partnerships own 3,415,248 shares of our common stock. Pursuant to a stockholder agreement entered into in connection with their 1995 investment, the Goldman Sachs investment partnerships have the right to designate one member of our board of directors for so long as they and their affiliates (which include Goldman, Sachs & Co.) beneficially own 10% or more of the outstanding shares of our common stock. Pursuant to the stockholders agreement, Joseph Gleberman, a managing director of Goldman, Sachs & Co., serves as one of our directors.

     In connection with the 1995 investment, we agreed that so long as the Goldman Sachs investment partnerships beneficially own 5% or more of the outstanding shares of our common stock, we will retain Goldman, Sachs & Co. or an affiliate to perform all investment banking services for us for which an investment banking firm is retained, and to serve as managing underwriter of any offering of our capital stock on customary terms, consistent with an arm’s length transaction. If we cannot agree to the terms of an engagement with Goldman, Sachs & Co. or their affiliates after good faith discussions, the agreement permits us to engage any other investment banking firm. However, Goldman, Sachs & Co. would be entitled to serve as co managing underwriter in any underwritten offering of our capital stock.

     In addition, in that 1995 investment transaction, we granted to the Goldman Sachs investment partnerships, and other stockholders including Frederick Sancilio, James Waters and William Underwood, rights to cause us to register for sale the shares of common stock they beneficially owned at that time. Dr. Sancilio and Mr. Underwood are directors of aaiPharma.

     In 1994, as part of our internal development program, we organized Endeavor Pharmaceuticals, Inc. to continue development of products that we had been developing on our own. We assigned our rights to these products to Endeavor in return for approximately 47% of Endeavor’s fully diluted equity. We also entered into a contract with Endeavor to continue product development and clinical supply manufacture and granted to Endeavor, under certain circumstances, the first right to purchase additional proprietary hormone pharmaceutical products that we develop. Although this contract terminated in April 2001, Endeavor’s right to purchase internally developed hormone products that we develop continued through April 2004. In December 2003, Endeavor sold substantially all of its assets to Barr Laboratories, Inc. As part of this transaction, we recorded a pretax gain of $1.8 million for the sale of our investment in Endeavor. Also in December 2003, Endeavor filed articles of dissolution with the Delaware Secretary of State.

     Pursuant to our product development and supply agreements with Endeavor, we had net sales to Endeavor of approximately $0.6 million in 2003, $1.1 million in 2002 and $0.2 million in 2001. These amounts were charged at our commercial rates similar to those charged to other clients. At December 31, 2003, we had no related accounts receivable and at December 31, 2002, we had $0.3 million in related accounts receivable. In February 2000, we purchased product rights to an estradiol product and validated manufacturing equipment from Endeavor as consideration for reducing Endeavor’s outstanding receivable and work in progress balances. Endeavor assigned to us the rights to this estradiol product, a generic version of estradiol approved by the FDA, and the related commercialization contract between Endeavor and a third party. Under the commercialization agreement, we will be entitled to certain minimum royalties if the third party manufactures and distributes estradiol. Endeavor also sold a piece of manufacturing equipment and related accessories to us. As consideration for these product and contract rights and equipment, we agreed to reduce Endeavor’s outstanding receivable balance from approximately $2.9 million, including work in progress, to $950,000. The terms of this transaction resulted from negotiations between Endeavor and us. We believe this transaction was fair to us based on our estimate of the value of the outstanding receivable and work in process balances we reduced compared to the value of the rights and equipment we acquired.

     We organized Aesgen, Inc. with an affiliate of the Mayo Clinic in 1994 and funded it in 1995 with an affiliate of the Mayo Clinic, MOVA Pharmaceutical Corporation and certain other investors. Our initial common stock investment in Aesgen was distributed to our shareholders prior to our initial public offering in 1996. As a result, our directors and executive officers beneficially own the following percentages of the fully diluted common equity of Aesgen as of December 31, 2003: Dr. Sancilio,

3.7%, and Mr. Underwood, 0.3%. In addition, the Goldman Sachs investment partnerships own 1.8% of the fully diluted common equity of Aesgen as of December 31, 2003. In January 2001, the terms of the nonconvertible, redeemable preferred stock we received in connection with our 1995 investment in Aesgen were amended to make that class of stock convertible into Aesgen common stock. In October 2001 we agreed to provide development services to Aesgen, through AAI Development Services, in exchange for up to $1.1 million of Aesgen convertible preferred stock. Through December 31, 2003, the Company had performed $580,000 of services under the agreement. As of December 31, 2003, we owned 10.0% of the common equity of Aesgen on a fully diluted basis. Aesgen was acquired by MGI Pharma, Inc. on September 28, 2004.

     At the time of our 1995 investment in Aesgen, we entered into a development agreement with Aesgen. Under this agreement, we had the right to provide product development and support services to Aesgen with respect to the generic drugs being developed by Aesgen, provided that our fees for such services were comparable to those of a competitor. In addition, we were obligated not to develop for our own account or for any other person, any formulation of the generic products then under development by Aesgen. In 1996, we sold to Aesgen marketing rights to a pharmaceutical product that we were developing. Under the agreement, Aesgen paid a license fee and will pay additional royalties upon marketing the product. In December 2001 we agreed to purchase from Aesgen a number of generic product development projects including the rights to associated abbreviated new drug applications that have been filed with or approved by the FDA. In exchange for the rights to these products, we agreed to terminate the 1995 development agreement and the 1996 license agreement with Aesgen described above, and to release Aesgen from any and all liabilities owed to us under these contracts, including approximately $0.7 million of work in progress and accounts receivable. Furthermore, as a result of this transaction, we will have the right to receive royalties that were formerly payable to Aesgen by MOVA Pharmaceutical Corporation with respect to the abbreviated new drug applications we acquired from Aesgen. The terms of this transaction resulted from negotiations between Aesgen and us. We believe this transaction was fair to us.

     In February 2002, we purchased a proprietary product from Aesgen for payments of $1.0 million in cash and additional contingent milestone payments of up to $1.5 million. In 2003, the prerequisite for payment of an additional $500,000 of such contingent milestones occurred and such payment was made to Aesgen, while the prerequisites for payment of the remaining $1.0 million were not met and no further payment of this amount is potentially owed by the Company. Under this agreement, we are obligated to pay royalty payments for the eight-year period following the first commercial sale of this product. In 2003, we expensed royalties related to this agreement of $0.6 million. Of this amount, none was payable at December 31, 2003. Aesgen merged into a subsidiary of MGI Pharma, Inc. in October 2004. The Company’s investment was converted into common stock immediately prior to the merger and the common stock was converted into a right to receive approximately 10% of the cash paid as merger consideration. The Company received $2.7 million in October 2004 on the effective date of the merger. The Company is entitled to 10% of the residual portion of the $3.2 million of merger consideration that is held in a one-year escrow. In addition, the Company will receive 10% of any future contingent payments that may be payable under the merger agreement.

     We recognized net revenues of zero, $494,000 and $86,000 from Aesgen in 2003, 2002, and 2001, respectively and we had no accounts receivable or work in progress at December 31, 2003 or 2002.

     Mr. Waters and Dr. Sancilio have agreed to sell us up to a total of 363,807 shares of our common stock to provide the shares for issuance pursuant to our 1995 Stock Option Plan. Upon the exercise of a stock option awarded under the 1995 plan, we are entitled to purchase from them the same number of shares at the exercise price of the option, $5.57 per share. As of December 31, 2003, no options were outstanding to acquire shares of our common stock under our 1995 Stock Option Plan. We acquired 4,202 shares in 2003 for $23,388 from Mr. Waters, no shares in 2002 and 39,198 shares in 2001 for $218,202, and we acquired 5,715 shares in 2003 for $28,590 from Dr. Sancilio, no shares in 2002 and 47,910 shares in 2001 for $266,699.

     In April 2004, in connection with an investigation conducted by the United States Attorney’s Office for the Western District of North Carolina, the Company received five federal grand jury subpoenas for document production and potential testimony related to, among other things, certain transactions regarding the Company’s 2002 and 2003 financial information, the terms, conditions of employment and compensation arrangements of certain of senior management personnel, compensation and incentive arrangements for employees responsible for the sale of our Brethine, Darvocet, calcitriol, azathioprine and Darvon Compound products, quantities of the foregoing products in distribution channels, financial benefits with respect to specified corporate transactions to senior management and others, certain loans obtained by the Company, extensions of credit, if any, by the Company to officers or directors, accounting for sales and returns of the foregoing products, analysts’ conference calls on financial results, internal and external investigations of pharmaceutical product sales activities, and related matters. The SEC has also commenced an investigation and the Company has received a subpoena from the SEC covering similar matters. Certain of our current and former officers and directors have received subpoenas to appear before the federal grand jury. A former officer of the Company, David M. Hurley, has been advised by the U.S. Attorney’s Office that he is a target of its investigation.

     In addition, the Company and certain former officers have been named as defendants in purported stockholder class action lawsuits alleging violations of federal securities laws and the Company and all current directors, other than Mr. Wright, have been named as defendants in a stockholder derivative action alleging violations of state law fiduciary responsibilities. The securities lawsuits were filed beginning in February 2004 and are pending in the U.S. District Court for the Eastern District of North Carolina. The securities lawsuits assert claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder on behalf of a class of purchasers of Common Stock during the period from January 31, 2002 through and including March 1, 2004. The securities complaints allege generally that the defendants knowingly or recklessly made false or misleading statements during the Class Period concerning the Company’s financial condition and that the Company’s financial statements did not present its true financial condition and were not prepared in accordance with generally accepted accounting principles. The stockholder derivative suit asserts state law claims for breach of fiduciary duty, gross negligence, breach of contract, and insider trading, and seeks unspecified compensatory damages, attorneys’ fees and costs, and other relief.

     By, and subject to, the terms of our bylaws, we have certain obligations to indemnify the current and former officers, directors and employees of the Company in connection with these governmental investigations and lawsuits.

AUDIT COMMITTEE REPORT

     The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs Audit Committee composition. The requirement that Audit Committee members all be “independent directors” is defined by NASD Rule 4200 (a)(15).

     The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for preparing the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board adopted a written Charter of the Audit Committee in 2001 and approved an updated Charter in July 2004. The new Charter is attached hereto as Annex A.

     The Audit Committee meetings include, wherever appropriate, executive sessions with Ernst & Young LLP and without any member of management present. The Audit Committee meetings also include executive sessions with the Company’s internal auditor.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

     The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee held nine (9) meetings during fiscal 2003.

     The Audit Committee considered whether the provision of all services unrelated to the Audit Services are compatible with maintaining Ernst & Young LLP’s independence in performing its Audit Services.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Annual Report on Form 10-K, however, did identify two material weaknesses and one reportable condition relating to the Company’s internal controls noted by Ernst & Young, LLP in the performance of the audit. In addition, the committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2004.

James G. Martin, Ph.D.
Kurt Landgraf
Richard G. Morrison, Ph.D., Chairman

INDEPENDENT AUDITOR

     The Company incurred the following fees for services performed by Ernst & Young LLP in fiscal 2003:

Audit Fees

     The Company has been billed $884,921 and $1,905,870 in 2002 and 2003, respectively, for fees services rendered by Ernst & Young in the audit of the Company’s financial statements and the review of Forms 10-Q (“Audit Services”).

Audit-Related Fees

     The Company has been billed $330,921 and $451,873 for services rendered in 2002 and 2003, respectively, for accounting consultations and due diligence related to acquisitions, assistance with internal control reporting requirements, audit services concerning the Company’s 401k plan, and various audit related consultations concerning financial accounting and reporting standards.

Tax Fees

     Aggregate fees billed for all tax compliance, tax advice and tax planning services rendered in 2002 and 2003 are $378,657 and $722,795. These fees are primarily for services rendered in the areas of international tax planning, transfer pricing consultation, research and development tax credits, state and local tax preparation assistance, tax compliance and general tax consulting.

All Other Fees

     No other fees were paid to Ernst & Young LLP in 2002 and 2003.

Pre-approval Policy

     On January 29, 2003, the Audit Committee of our Board of Directors adopted the policy described below regarding the pre-approval of all audit and permissible non-audit services provided by the independent auditor after such date. Prior to engagement of the independent auditor for the next year’s audit, management is required submit an aggregate of services expected to be rendered during that year for each of the four categories of services listed below to the audit committee for approval.

•	Audit services, which include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

•	Audit-related services for assurance and related services that are traditionally performed by the independent auditor, such as due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

•	Tax services, which include services performed by the independent auditor’s tax personnel other than services specifically related to the audit of the financial statements, such as tax compliance, tax planning, and tax advice.

•	Other services, which include services not captured in the other categories.

     Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise that make it necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval of the services before engaging the independent auditor.

     The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. None of the non-audit services for which we engaged Ernst & Young LLP in 2002 or 2003 were approved by the Audit Committee after the fact pursuant to the provisions of 17 C.F.R. 210.2-01(c)(7)(i)(C).

APPROVAL OF AMENDMENT TO THE 1997 STOCK OPTION PLAN

     Under the proposed amendment to the 1997 Stock Option Plan, the Company will be authorized to grant options to purchase up to 8,091,000 shares of Common Stock, an increase of 1,500,000 shares from the current plan. The Board anticipates that the 1,500,000 additional options, combined with the options currently available for grant under the 1997 Stock Option Plan, should be sufficient for employee grants through the year 2005. The Compensation Committee has recommended, and the Board has approved, amending the 1997 Stock Option Plan, and the Board has authorized the Company to issue options to purchase up to 8,091,000 shares of the Company’s Common Stock.

     The Board of Directors recommends the Company’s stockholders vote FOR the amendment to the 1997 Stock Option Plan.

     The following is a summary description of the principal terms of the proposed plan but does not purport to be complete and is qualified in its entirety by the full text of the 1997 Stock Option Plan, which is included in this proxy statement as Annex C.

     Terms of the Plan. The purpose of the 1997 Stock Option Plan is to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The plan will be administered by the Compensation Committee so long as the Board includes members who are employees of the Company or who otherwise do not qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee will have the authority to interpret the terms and provisions of, and adopt, amend and rescind general and special rules relating to the administration of, the 1997 Stock Option Plan and to make all other determinations necessary and advisable for the administration of the 1997 Stock Option Plan. Options to purchase a total of 4,431,116 shares have been awarded and are outstanding under the 1997 Stock Option Plan as of October 26, 2004.

     Awards of options to purchase shares of Common Stock may be made under the 1997 Stock Option Plan to officers and other key employees of the Company or its subsidiaries (“Optionees”). Options were awarded to 84 key employees in 2003 and 117 key employees in 2004. The plan permits awards of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and options that are not intended to be so qualified (“nonqualified options”). The Compensation Committee is authorized to establish the exercise price of options, although the per share exercise price for options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant (110% for certain 10% stockholders in the case of options intended to qualify as incentive stock options). The market value of a share of Common Stock at November 9, 2004 was $3.62 per share. The 1997 Stock Option Plan does not permit the exercise price of outstanding options to be changed. However, the plan does permit the Compensation Committee to condition the grant of new options on the surrender of outstanding options. In any such case, the shares underlying the surrendered options will again be available for issuance under the 1997 Stock Option Plan, and the exercise price of the new options may be lower than the exercise price of the surrendered options.

     The Compensation Committee is authorized to set the term of the options, which may be no longer than 10 years (5 years for owners of more than 10% of the Common Stock). Unless otherwise determined by the Compensation Committee, options granted under the 1997 Stock Option Plan vest as follows: 33% 12 months after the grant date; an additional 33% 24 months after the grant date; and the remaining 34% 36 months after the grant date. All options that have not yet vested become immediately exercisable upon completion of certain transactions involving a change in control of the Company (as defined in the 1997 Stock Option Plan) or a sale by the Company of all or substantially all of its assets.

     Except as otherwise determined by the Compensation Committee, unexercised options expire 30 days after termination of the Optionee’s employment, other than as a result of death, disability or retirement, in which cases the options may be exercised for a specified period after termination of employment (one year after death or disability, six months after retirement). An Optionee may only transfer options awarded under the 1997 Stock Option Plan by will, the laws of descent and distribution or a qualified domestic relations order, except as the Compensation Committee otherwise determines. An Optionee may transfer options intended to be incentive stock options only by will or the laws of descent and distribution.

     The exercise price of an option under the 1997 Stock Option Plan may be paid in such consideration as the Compensation Committee may deem appropriate, including cash. The Compensation Committee may also elect to provide financial assistance to an Optionee exercising an option as it deems appropriate, including lending money to the Optionee (where permitted by law), permitting the Optionee to pay the exercise price in installments, accepting the Optionee’s note as full or partial payment, or accepting and canceling options equal in value to the exercise price.

     Certain Federal Income Tax Consequences. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Options awarded under the 1997 Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local, or foreign income and other tax consequences.

     An Optionee will not recognize any taxable income upon the grant of a nonqualified option, and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified option, the excess of the fair market value of the shares on the exercise date over the exercise price will be taxable as compensation income to the Optionee. Subject to the Optionee including such excess amount in income or the Company satisfying applicable reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee’s tax basis for the shares received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of shares received upon the exercise of a nonqualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such stock was more than one year.

     Generally, an Optionee should not recognize taxable income at the time of grant or exercise of an incentive stock option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an incentive stock option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

     A sale or other disposition by an Optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant of the incentive stock option should result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the Optionee with no deduction being allowed to the Company. Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the Optionee or within two years after the date of grant of the incentive stock option (including the delivery of such shares in payment of the exercise price of another incentive stock option within such period), any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the Option generally will constitute short-term or long-term capital gain and will not be deductible by the Company. Special rules may apply to Optionees who are subject to Section 16 of the Exchange Act.

     Under certain circumstances, the accelerated vesting or exercise of options in connection with a change of control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation, other than qualified performance-based compensation, paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. The Company intends to comply with the requirements of the performance-based compensation exclusion under Section 162(m), and therefore expects that compensation attributable to options granted under the 1997 Stock Option Plan should not be subject to the $1 million deduction limitation.

APPROVAL OF
INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2004. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

     The Board of Directors recommends the Company’s stockholders vote FOR ratifying the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2004.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a proposal for inclusion in the proxy statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 2005 must submit such proposal in writing to the Secretary of the Company at the Company’s principal executive offices no later than December 31, 2004.

     The By-laws of the Company establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors or by a committee of the Board of Directors designated to make nominations, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company’s proxy statement for the previous year’s annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Accordingly, any notice of nominations or other business to be brought before the 2005 annual meeting of stockholders must be received by the Secretary of the Company by December 31, 2004. The notice of any stockholder proposal or nomination for election as a director must set forth the various information required under the By-laws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company’s books (if they so appear) and the class and number of shares of the Company’s capital stock that are beneficially owned by them. Any stockholder desiring a copy of the Company’s By-laws will be furnished one without charge upon written request to the Secretary of the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405.

OTHER MATTERS

     The Board knows of no other matters which will be presented to the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this Proxy Statement will be voted in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

Albert N. Cavagnaro
Secretary

Wilmington, North Carolina
November 10, 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY
IN THE ENCLOSED POSTPAID ENVELOPE.

ANNEX A

Audit Committee Charter

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and aaiPharma Inc. (“AAI”). Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and AAI. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to AAI’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of AAI financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of AAI. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of AAI and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee AAI’s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing AAI’s financial statements and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of AAI’s shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and AAI and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of AAI’s independent auditors, subject to shareholders’ approval.

The committee shall discuss with the independent auditors the overall scope and plans for their audit including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including AAI’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

The committee shall review the interim financial statements with management and the independent auditors prior to the filing of AAI’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

The committee shall review with management and the independent auditors the financial statements to be included in AAI’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

Annex B

aaiPharma Inc.
Nominating Committee Charter

I. Committee Members

The Nominating Committee of the Board of Directors shall consist of at least three members, each of whom shall be an “independent director” as determined by the Board of Directors in accordance with the applicable rules of the Nasdaq Stock Market (“Nasdaq”) and the Securities and Exchange Commission (“SEC”). Members of the committee are appointed by the Board of Directors from time to time and may be removed by the Board of Directors at any time. Committee members shall be chosen based on their competence and ability to add substance to the deliberations of the Committee.

II. Purposes

The role of the Nominating Committee has been established to address the issues surrounding the composition and operation of the Board. The Committee provides assistance to the Board, the Chairman and the Chief Executive Officer in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Committee’s goal is to assure that the composition, practices and operation of the Board contribute to value creation and effective representation of aaiPharma’s stockholders.

III. Duties and Responsibilities

The Committee will discharge the duties of the Board of Directors, to the extent delegated to the Committee, and approve or make recommendations to the Board of Directors, with respect to the following duties and responsibilities:

Shareholder Recommendations. The Committee shall review and evaluate all candidates submitted by the Company’s shareholders.

Director Nominees. The Committee will select candidates as nominees for election as Directors and recommend those candidates to the Board, whether for the slate of directors to be nominated by the Board for election by the Company’s shareholders or any director nominees to be elected by the Board to fill interim director vacancies. The Committee will select those nominees whose attributes it believes would be most beneficial to the Company. This assessment will include such issues as experience, integrity, competence, diversity, skills, industry knowledge and dedication in the context of the needs of the Board.

Director Change in Status. The Committee shall, acting together with the Board’s Chairman and the Chief Executive Officer, determine the effect of a director’s change in employment status and request the Board to consider and accept such director’s resignation if appropriate.

IV. Search Firms and Other Advisers

If a search firm is to assist the Company, its management, or the Committee or the Board of Directors in the identification of director candidates, then the Committee shall have the sole authority to retain and terminate such search firm, including the sole authority to approve the search firm’s fees and other retention terms. The Committee shall also have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors as it deems necessary and appropriate.

V. Annual Performance Evaluation

The Committee shall conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

VI. Meetings

Meetings of the Nominating Committee shall be held upon call by the Chairman of the Board or the Chairman of the Committee.

October 28, 2004

Annex C

AAIPHARMA INC.

1997 STOCK OPTION PLAN

1. PURPOSE

     The purpose of the aaiPharma Inc. 1997 Stock Option Plan (the “Plan”) is to promote the growth and profitability of aaiPharma Inc. (the “Company”) and its subsidiaries (“Subsidiaries”) from time to time by increasing the personal participation of officers and key employees in the financial performance of the Company and by providing such officers and key employees with an equity opportunity in the Company. This purpose will be achieved through the grant of stock options (“Options”) to purchase shares of the Company’s common stock, $.001 par value (“Common Stock”), subject to restrictions on transfer or such other restrictions as the administrators of the Plan may determine.

2. ADMINISTRATION

     The Plan will be administered by the Company’s Board of Directors (the “Board”); provided, however, if the Board includes members who are not “non-employee directors” (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any applicable successor rule or regulation) or “outside directors” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)), then all authority of the Board under the Plan shall be exercised by a committee of the Board (the “Committee”) composed solely of at least two members thereof who are both “non-employee directors” and “outside directors” (as so defined).

     The Board or the Committee shall have complete authority to: (i) interpret all terms and provisions of the Plan consistent with law; (ii) select from the group of officers and key employees eligible to participate in the Plan the officers and key employees to whom Options shall be granted; (iii) within the limits established herein, determine the number of shares to be subject to and the exercise price of, each Option; (iv) prescribe the form of instrument(s) evidencing Options granted under the Plan; (v) determine the time or times at which Options shall be granted to officers or key employees; (vi) provide, if appropriate, for the exercisability of Options in installments or subject to specified conditions; (vii) determine the method of exercise of Options; (viii) adopt, amend and rescind general and special rules and regulations for the Plan’s administration; and (ix) make all other determinations necessary or advisable for the administration of the Plan.

     Any action which the Board or the Committee is authorized to take may be taken without a meeting if all the members of the Board or the Committee sign a written document authorizing such action to be taken, unless different provision is made by the By-Laws of the Company or by resolution of the Board or the Committee.

     The Board or the Committee may designate selected Board or Committee members or certain employees of the Company to assist the Board or the Committee in the administration of the Plan and may grant authority to such persons to execute documents, including Options, on behalf of the Board or the Committee.

     No member of the Board or the Committee or employee of the Company assisting the Board or the Committee pursuant to the preceding paragraph shall be liable for any action taken or determination made in good faith.

3. STOCK SUBJECT TO PLAN

     The stock to be offered under the Plan shall be authorized but unissued shares of the Company’s Common Stock. An aggregate of 8,091,000 shares of Common Stock are reserved for issuance upon exercise of Options. Any or all of the Options granted under Section 4 hereof may, at the Board or the Committee’s discretion, be intended to qualify as incentive stock options (“Incentive Stock Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The number of shares reserved under the Plan may be adjusted to reflect any change in the capitalization of the Company as contemplated by Section 9 hereof and occurring after the adoption of the Plan. The Board or the Committee will maintain records showing the cumulative total of all shares subject to Options outstanding under the Plan.

4. OPTION AWARDS

     (a) Eligibility and Factors Considered in Granting Options

     The grant of Options under this Section 4 shall be limited to those officers and key employees of the Company or any of its Subsidiaries who have the greatest contribution to the Company’s long-term performance and are selected by the Board or the Committee. In making any determination as to the officer(s) and key employee(s) to whom Options shall be granted under this Section 4 and as to the number of shares to be subject thereto, the Board or the Committee shall take into account, in each case, the level and responsibility of the person’s position, the level of the person’s performance, the person’s level of compensation, the assessed potential of the person and such additional factors as the Board or the Committee shall deem relevant to the accomplishment of the purposes of the Plan.

     (b) Allotment of Shares

     The Board or the Committee, in its sole discretion and subject to the provisions of the Plan, may grant Options to participants eligible under this Section 4, on or after the date hereof. Options may be, at the discretion of the Board or the Committee: (i) Options that are intended to qualify as Incentive Stock Options; or (ii) Options that are not intended to be Incentive Stock Options; or (iii) both of the foregoing, if granted separately, and not in tandem. Each Option granted under the Plan must be clearly identified as to its status as an Incentive Stock Option or not.

     Options granted under this Section 4 may be allotted to participants in such amounts, subject to the limitations specified in the Plan, as the Board or the Committee, in its sole discretion, may from time to time determine, provided that, except as otherwise determined by the Board or the Committee, no participant may be granted Options with respect to more than 1,000,000 shares of Common Stock.

     In the case of Options intended to be Incentive Stock Options, the aggregate fair market value (determined at the time of such Incentive Stock Options’ respective grants) of the shares with respect to which Incentive Stock Options are exercisable for the first time by a participant hereunder during any calendar year (under all plans taken into account pursuant to Section 422(d) of the Code) shall not exceed $100,000. Options under this Section 4 not intended to qualify as Incentive Stock Options may be granted to any Plan participant without regard to the Section 422(d) limitations.

     (c) Time of Granting Options

     The date of grant of an Option under this Section 4 shall be, for all purposes, the date on which the Board or the Committee makes the determination of granting such Option (each such date, a “Grant Date”). Notice of the determination shall be given to each officer or key employee to whom an Option is so granted under this Section 4 within a reasonable time after the Grant Date.

     (d) Exercise Price for Options

     The price per share at which each Option granted under this Section 4 may be exercised shall be such price as shall be determined by the Board or the Committee at the time of grant based on such criteria as may be adopted by the Board or the Committee at the time of grant in good faith, taking into account, in each case, the fair market value of the common stock, the level and responsibility of the person’s position, the level of the person’s performance, the person’s level of compensation, the assessed potential of the person, and such additional factors as the Board or the Committee shall deem relevant to the accomplishment of the purposes of the Plan; provided, however, that in no event shall the exercise price per share of an Option be less than 100% of the fair market value of the Company’s shares of common stock on the Grant Date for such Option. In the case of an Option intended to qualify as an Incentive Stock Option, the price per share shall not be less than 100% (or 110% for owners of more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary) of the fair market value of the Common Stock on the Grant Date for such Option. Fair market value shall be the average of the high and low sales prices per share as reported by the exchange on which the Common Stock is trading, including without limitation the NASDAQ National Market, on any Grant Date.

     (e) Term of Options

     The term of each Option granted under this Section 4 shall be established by the Board or the Committee, but shall not exceed 10 years (or 5 years for owners of more than 10% of the total combined voting power of all classes of stock of the Company or of a Subsidiary) from the Grant Date for such Option.

     (f) Cancellation and Replacement of Options

     The Board or the Committee may at any time or from time to time permit the voluntary surrender by the holder of any outstanding Option granted under this Section 4 where such surrender is conditioned upon the granting under this Section 4 to such holder of new Option(s) for such number of shares as the Board or the Committee shall determine, or may require such a voluntary surrender as a condition precedent to the grant under this Section 4 of new Option(s) to such holder.

     The Board or the Committee shall determine the terms and conditions of any such new Option(s), including their exercise price and the periods during which they may be exercised, subject to and in accordance with the provisions of the Plan, all or any of which may differ from the terms and conditions of the Option(s) surrendered. Any such new Option(s) shall be subject to all the relevant provisions of the Plan.

     The shares subject to any Option so surrendered or terminated shall no longer be charged against the limitation or limitations provided in Section 3 of the Plan and may thereafter become the subject of new Option grants under the Plan.

     The granting of new Option(s) in connection with the surrender of outstanding Option(s) under the Plan shall be considered for the purposes of the Plan as the grant of new Option(s) and not an alteration, amendment or modification of the Plan or of the Option(s) being surrendered.

     (g) Vesting

     Except as otherwise determined by the Board or the Committee, Options shall vest as follows:

Aggregate Percentage of
Shares under Options
Date	Vested on such Date
Twelve months after Grant Date	33%
Twenty-four months after Grant Date	66%
Thirty-six months after Grant Date	100%

     Notwithstanding the foregoing, any Option granted pursuant to this Plan shall be deemed fully vested immediately prior to an Acquisition Transaction. For the purposes of the Plan, an “Acquisition Transaction” shall mean and include the following:

     (a) An acquisition of any common stock, par value $0.001 per share, of the Corporation (“Common Stock”) or other Voting Securities (as hereinafter defined) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then-outstanding Common Stock or (ii) the combined voting power of the Corporation’s then-outstanding voting securities entitled to vote for the election of directors (the “Voting Securities”); provided, however, in determining whether a Change in Control has occurred, Common Stock or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition of Common Stock (i) directly from the Corporation, (ii) by an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Corporation or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (for purposes of this definition, a “Related Entity”), (iii) by the Corporation or any Related Entity, or (iv) by any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

     (b) The individuals who, as of March 24, 2002, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a two-thirds of the members of the Board, or following a Merger (as hereinafter defined), the board of directors of the ultimate Parent Corporation (as hereinafter defined); provided, however, that if the election, or nomination for election by the Corporation’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

     (c) The consummation of:

     (i) A merger, consolidation or reorganization with or into the Corporation, or in which securities of the Corporation are issued (a “Merger”), unless the Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger if:

     (A) the stockholders of the Corporation immediately before such Merger own directly or indirectly immediately following the Merger at least fifty percent (50%) of the outstanding common stock and the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a “Parent Corporation”), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

     (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Merger, constitute at least two-thirds of the members of the board of directors of, (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and

     (C) no Person other than (1) the Corporation, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Corporation or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Common Stock or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; or

     (ii) A complete liquidation or dissolution of the Corporation; or

     (iii) The direct or indirect sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction (with the disposition of assets being regarded as a Merger for this purpose) or the distribution to the Corporation’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting

Securities as a result of the acquisition of Common Stock or Voting Securities by the Corporation which, by reducing the number of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock or Voting Securities by the Corporation, and after such share acquisition by the Corporation, the Subject Person becomes the Beneficial Owner of any additional Common Stock or Voting Securities which increases the percentage of the then outstanding Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur. For purposes of the foregoing, “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Corporation or any corporation or other person, entity or group of person(s) or entity(ies) acquiring, directly or indirectly, all or substantially all the assets and business of the Corporation, whether by operation of law or otherwise.

5. NON-TRANSFERABILITY

     An Option granted to a participant under the Plan shall not be transferable by him or her except: (i) by will; (ii) by the laws of descent and distribution; (iii) pursuant to a qualified domestic relations order as defined by the Code or in Title I of the Employee Retirement Income Security Act, or the rules thereunder; or (iv) as otherwise determined by the Board or the Committee. In the case of an Option intended to be an Incentive Stock Option, such Option shall not be transferable by a participant other than by will or the laws of descent and distribution and during the optionee’s lifetime shall be exercisable only by him or her.

6. EXERCISABILITY OF OPTIONS

     Subject to the provisions of the Plan, Options granted under Section 4 hereof shall be exercisable at such time or times after the Grant Date to the extent such Options are vested.

     Any Option shall terminate in full (whether or not previously exercisable) prior to the expiration of its term on the date thirty (30) days after the date the optionee ceases to be an employee of the Company or any Subsidiary of the Company, unless (i) the optionee shall (a) die while an employee of the Company or such Subsidiary, in which case the participant’s legatee(s) under his or her last will or the participant’s personal representative or representatives may exercise all or part of the previously unexercised portion of such Option at any time within one year, but not beyond the expiration of its term, after the participant’s death to the extent the optionee could have exercised the Option immediately prior to his or her death, (b) become permanently or totally disabled within the meaning of section 22(e)(3) of the Code (or any successor provision) while an employee of the Company or such Subsidiary, in which case the participant or his or her personal representative may exercise the previously unexercised portion of such Option at any time within one year, but not beyond the expiration of its term, after termination of his or her employment or directorship to the extent the optionee could have exercised the Option immediately prior to such termination, or (c) resign or retire after age 62 with the consent of the Company, in which case the participant may exercise the previously unexercised portion of such Option at any time within six months, but not beyond the expiration of its term, after the participant’s resignation or retirement to the extent the optionee could have exercised the Option immediately prior to such resignation or retirement, or (ii) the Board or the Committee shall determine otherwise.

     In no event may an Option be exercised after the expiration of its fixed term.

7. METHOD OF EXERCISE

     Each Option granted under the Plan shall be deemed exercised when the holder (a) shall indicate the decision to do so in writing delivered to the Company, (b) shall at the same time tender to the Company payment in full of the exercise price for the shares for which the Option is exercised, which payment may be made in cash, and (c) shall comply with such other reasonable requirements as the Board or the Committee may establish; provided that in order to enable an optionee (including but not limited to officers) to exercise options granted under the Plan, the Board or the Committee may determine, in the exercise of its discretion, to (i) cause the Company to lend money or other property to such optionee upon such terms and conditions and in such amounts as the Board or the Committee may determine, (ii) grant such optionee permission to pay the exercise price in installments, or to accept such optionee’s note as whole or partial payment, (iii) permit such optionee to repay loans made by the Company to such optionee for the exercise of options with issued and outstanding shares of common stock, (iv) grant such optionee permission to pay the exercise price by delivering for cancellation Options having an aggregate value (calculated by subtracting the exercise price per share from the fair market value of a share of Common Stock) equal to the total amount of the exercise price, or (v) provide such financial assistance to such optionee as the Board or the Committee determines to be desirable. The exercise of any option granted under the Plan may be made subject to the condition that, if at any time the Board or the Committee shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the option shall not be effective unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Company, which may include the withholding by the Company of shares of Common Stock to be issued upon exercise of an Option having a fair market value equal to the required withholding amount. With respect to the foregoing sentences, the value of the shares of Common Stock shall be the fair market value determined in accordance with Section 4(d) of the Plan as of the day of such payment or withholding.

     No person, estate or other entity shall have any of the rights of a shareholder with reference to shares subject to an Option until a certificate for such shares has been issued by the Company.

     An Option granted under the Plan may be exercised for any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan for the remaining shares subject to the Option.

8. TERMINATION OF OPTIONS

     An Option granted under the Plan shall be considered terminated in whole or in part, to the extent that, in accordance with the provisions of the Plan and such Option, it can no longer be exercised for any shares originally subject to the Option.

9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event of any change in the outstanding Common Stock of the Company by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the shares available for purposes of the Plan or under option in outstanding option agreements pursuant to the Plan (and the option price under such agreements) shall be appropriately adjusted so as to preserve, but not increase, the benefits of the Plan to the Company and the benefits to the holders of such Options; provided, however, that for any Incentive Stock Options, in the case of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the excess of the aggregate fair market value of the shares subject to any Options immediately after such event over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of all shares subject to such Options immediately before such event over the aggregate option price of such shares.

     Adjustments under this Section shall be made by the Board or the Committee, whose determination as to what adjustments shall be made and the extent thereof, shall be final, binding and conclusive.

10. COMPLIANCE WITH SECURITIES LAWS AND OTHER REQUIREMENTS

     No certificate(s) for shares shall be issued upon exercise of an Option until the Company shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act of 1933, as amended, the North Carolina Uniform Securities Act, as amended, any other applicable state securities law(s) and the requirements of any exchange (including the NASDAQ National Market) on which the Common Stock may, at the time, be listed.

     In the case of the exercise of an Option by a person or estate acquiring the right to exercise the Option by bequest or inheritance, the Board or the Committee may require reasonable evidence as to the ownership of the Option and may require such consents and releases of taxing authorities as it may deem advisable.

11. NO RIGHT TO EMPLOYMENT

     Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any employee participant under the Plan any right to continue in the employ of the Company, or shall in any way affect the right and power of the Company to terminate the employment or position with the Company of any participant under the Plan at any time with or without assigning a reason therefor, to the same extent as the Company might have done if the Plan had not been adopted.

12. EFFECTIVE DATE OF THE PLAN

     The Plan was adopted by the Board on March 21, 1997, and shall be effective until March 21, 2007 after which time no Option shall be granted, but such termination shall not affect any Option previously granted under the Plan.

     13. STOCK CERTIFICATE LEGEND. Each stock certificate issued for options intended to be Incentive Stock Options shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED PURSUANT TO A STOCK OPTION PLAN AND WERE INTENDED TO BE A QUALIFIED OPTION AS SET FORTH IN SECTION 422 OF THE INTERNAL REVENUE CODE. IF THESE SHARES ARE TRANSFERRED OR SOLD PRIOR TO    ,    , YOU ARE REQUIRED TO NOTIFY THE CORPORATION’S HUMAN RESOURCES DEPARTMENT AT (910) 392-1606.

Dear

In accordance with the 1997 Stock Option Plan (the “Plan”) of aaiPharma Inc. (the “Company”), you, as an officer or a key employee of the Company or its subsidiaries, and in order to give you an added proprietary interest in the Company and an additional incentive to advance the interest of the Company, were granted on    ,    , an option to purchase    shares of the common stock of the Company upon the following terms and conditions:

(1)	The exercise price shall be $ ( % of the fair market value of a share as determined in accordance with Section 4(d) of the Plan on the date of grant - , );

(2)	This Option will vest and become exercisable according to the schedule set forth in the Plan;

(3)	Once exercisable, this Option may be exercised until , , subject to the terms and conditions of the Plan, a copy of which is attached hereto and incorporated herein by reference. This Option is granted subject to the Plan and shall be construed in accordance with the Plan.

(4)	This Option is (is not) intended to be treated as an “incentive stock option” for purposes of Section 422 of the Internal Revenue Code.

(5)	To exercise this Option, the holder must deliver written notice of the decision to do so and at the same time tender to the Company payment in full of the exercise price for the shares for which the Option is exercised, which payment may be made in cash or as otherwise provided for in accordance with Section 7 of the Plan.

(6)	The exercise of this Option shall be subject to the condition that, if at any time the Board or the Committee (as defined in the Plan) shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the option shall not be effective unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Company, which may include the withholding by the Company of shares of Common Stock to be issued upon exercise of an Option having a fair market value equal to the required withholding amount.

This Option is not transferable except pursuant to the terms and conditions of the Plan.

Very truly yours,

AAIPHARMA INC.

By:

Title:

I hereby accept the within Option and acknowledge receipt of a copy of the Plan.

Optionee

Date:

FRONT

Revocable Proxy	AAI PHARMA INC.
ANNUAL MEETING OF STOCKHOLDERS
to be held on December 15, 2004

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Gregory S. Bentley and Albert N. Cavagnaro as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of aaiPharma, Inc. (the “Company”) held of record by the undersigned on October 29, 2004 at the annual meeting of stockholders to be held on December 15, 2004 (the “Annual Meeting”) or any adjournment thereof.

1.	ELECTION OF DIRECTORS
	FOR the nominees listed below	WITHHOLD AUTHORITY
	(except as marked to the contrary) í	to vote for the nominees listed below í

(INSTRUCTION: To withhold authority to vote for a nominee, strike a line through the nominee’s name in the list below)

Ludo Reynders, Ph.D.
James G. Martin, Ph.D.
Kurt M. Landgraf

2.	PROPOSAL TO APPROVE the Amended and Restated 1997 Stock Option Plan which amends the existing plan by authorizing the issuance of an additional one million five hundred thousand (1,500,000) options to purchase shares of Company common stock;

	FOR í	AGAINST í	ABSTAIN í

3.	PROPOSAL TO RATIFY AND APPROVE the appointment of Ernst & Young LLP as the independent public accountants for the Company for the fiscal year ending December 31, 2004; and

	FOR í	AGAINST í	ABSTAIN í

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.

BACK

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE DIRECTORS, FOR THE AMENDED AND RESTATED 1997 STOCK OPTION PLAN, AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND THIS PROXY WILL BE VOTED FOR THE NOMINEE DIRCTORS AND EACH PROPOSAL UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated November 10, 2004, and revokes all proxies heretofore given by the undersigned.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

DATED:	, 2004

Signature

Signature if held jointly